Exhibit 99.1

For more information, contact:
Mike Campbell, 816-842-8181
Press Release	investorrelations@inergyservices.com

Inergy Prices $425 Million of 6.875% Senior Unsecured Notes

KANSAS CITY, Mo.—(BUSINESS WIRE)—Dec. 20, 2004—Inergy, L.P. (Nasdaq:NRGY) announced today that it has priced $425 million aggregate principal amount of 6.875% senior unsecured notes due 2014 in a private placement to eligible purchasers. The notes will be co-issued by Inergy, L.P. and its wholly owned subsidiary, Inergy Finance Corp. The notes will be sold only to qualified institutional buyers within the United States under Rule 144A and to non-U.S. persons pursuant to Regulation S.

The partnership intends to use the proceeds of the offering to repay existing indebtedness incurred in connection with the acquisition of Star Gas Propane, L.P., which closed on December 17, 2004. The offering is expected to close on December 22, 2004.

The notes have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), or any state securities laws, and unless so registered, the notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes are expected to be eligible for trading by qualified institutional buyers under Rule 144A and non-US persons under Regulation S. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy any of these notes.

This news release contains forward-looking statements, which are statements that are not historical in nature such as to the timing of the closing of the sale of notes. Forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

Inergy, L.P.—headquartered in Kansas City, Missouri—has operations that include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 600,000 retail customers from approximately 270 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.